UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 3, 2007

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway
Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensation of Non-Employee Directors

On July 3, 2007, the Board of Directors of Angeion Corporation held a Special Meeting and, upon the recommendation of the Compensation Committee, adopted a policy for compensation for non-employee directors for 2007.  The Compensation Committee and full Board intend to review the compensation of non-employee directors annually and establish by resolution the equity and non-equity compensation of non-employee directors each year.  The policy for 2007 is as follows:

•                  Each non-employee director will continue to receive a retainer of $12,000 per year.  Board meeting fees will continue to be $1,000 per board meeting and $500 per committee meeting if the committee meeting is held on a day other than the board meeting.  Retainers and Board fees will be paid quarterly in arrears within 30 days of the end of the quarter.

•                  The annual retainer for the Board Chair has been increased to $10,000 per year while the Chair of Audit and Compensation Committees will each receive an annual retainer of $7,000 per year, effective May 1, 2007, to be paid quarterly in arrears within 30 days of the end of the quarter.

•                  Upon appointment, each new non-employee director will be granted a seven-year option for 10,000 shares, vesting one-third on each of the first, second, and third anniversary dates that the director began serving as a director.  Option grants to Mr. Philip I. Smith and Mr. John Baudhuin for 10,000 shares will be issued on the date of the approval by the shareholders of the 2007 Plan, and their respective options will vest one-third on the first anniversary of their appointment to the Board — November 1, 2007, in the case of Mr. Smith, and March 1, 2008, in the case of Mr. Baudhuin.

•                  Each non-employee director will receive an annual seven-year stock option grant for 10,000 shares on the date the shareholders approve the 2007 Plan, with the option vesting one-third on the first, second, and third anniversary of the Board election.  Therefore, the first one-third of the options would vest on May 22, 2008, the anniversary of the date of the 2007 Annual Meeting of Shareholders at which these directors were elected.

Employment Agreement with Rodney A. Young

The Company has entered into an amended employment agreement dated as of July 3, 2007 with Rodney A. Young, the Company’s President and Chief Executive Officer.  Under the new employment agreement, Mr. Young receives an annual salary of $303,000 and is entitled to earn an annual cash bonus ranging from 42.5% to 100% of his annual salary, based upon achievement of certain objectives in a bonus plan established by the Board of Directors.  Mr. Young’s employment agreement may be terminated upon 60 days written notice by either party, upon notice by the

Company of termination “for cause” or upon the event of Mr. Young’s death or disability.  The agreement also contains a non-compete provision for one year after the termination of Mr. Young’s employment.  The amended employment agreement also provides that in the event that Young’s employment is terminated without cause, other than in a change in control situation, Mr. Young would be entitled to a lump sum payment of one year of current base salary, plus an annual incentive bonus for that fiscal year at target performance on a pro rata basis, if and when other senior management of the Company are paid a bonus based on achievement of goals at or above target for that year.

The Company and Mr. Young also entered into a new Change-in-Control Agreement dated as of July 3, 2007.  Under this agreement, if Mr. Young’s employment is terminated during a period of twenty-four months following a Change-in-Control of the Company (i) by the Company other than for Cause or death, or (ii) by Mr. Young for Good Reason (as these terms are defined in the agreements), then he will be entitled to a lump-sum payment equal to two times his base salary plus a one-year bonus at target.  Under Mr. Young’s prior agreement, if this termination had occurred at October 31, 2006, the amount payable to Mr. Young pursuant to his agreement would have been approximately $324,000.  Based upon the new employment agreement with Mr. Young, his payment as of July 10, 2007 would be approximately $755,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: July 10, 2007	By	/s/ Rodney A. Young
Rodney A. Young
President and Chief Executive Officer